Exhibit(12)

June 10, 2016

LMP Real Estate Income Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Legg Mason Funds Trust

620 Eighth Avenue, 49th Floor

New York, New York 10018

Re:	RIT/CRO Merger

Ladies and Gentlemen:

We have acted as counsel to LMP Real Estate Income Fund Inc. (“RIT”), a Maryland corporation, and Legg Mason Funds Trust (the “Trust”), a Maryland statutory trust, on behalf of its series, ClearBridge Real Estate Opportunities Fund (“CRO”), in connection with the Agreement and Plan of Merger dated June 10, 2016 (the “Merger Agreement”), between RIT and the Trust, on behalf of CRO, pursuant to which RIT shall be merged with and into the Trust with the Trust surviving (the “Merger”), on the terms and conditions set forth in the Merger Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 7.5 of the Merger Agreement.

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We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration Nos 333-207712 and 811-23107) (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of RIT and the Trust, on behalf of CRO, delivered to us in connection with this opinion (together, the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by RIT and the Trust in their respective Representation Letters are true, complete and correct and will remain true,

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complete and correct at all times up to and including the Effective Time, (iv) as to all representations made in the Merger Agreement or the Representation Letters pursuant to which any person or entity represents an affirmative intention to perform an action or to qualify for certain treatment, such action will be performed and qualification for such treatment will be achieved and (v) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of RIT and the Trust or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents, in each case, as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that RIT and CRO will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by RIT as a result of the Merger or upon the conversion of the shares of common stock, par value $0.001 per share, of RIT (the “RIT Common Shares”) into shares of Class O, par value $0.00001 per share, of CRO (the “CRO Common Shares”).

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3. No gain or loss will be recognized by CRO as a result of the Merger or upon the conversion of RIT Common Shares into CRO Common Shares.

4. No gain or loss will be recognized by the holders of RIT Common Shares upon the conversion of their RIT Common Shares into CRO Common Shares.

5. The tax basis of the RIT assets in the hands of CRO will be the same as the tax basis of such assets in the hands of RIT immediately prior to the consummation of the Merger.

6. Immediately after the Merger, the aggregate tax basis of the CRO Common Shares received by each holder of RIT Common Shares in the Merger will be equal to the aggregate tax basis of the RIT Common Shares owned by such shareholder immediately prior to the Merger.

7. A shareholder’s holding period for CRO Common Shares will be determined by including the period for which such shareholder held RIT Common Shares converted pursuant to the Merger, provided that such RIT Common Shares were held by such shareholder as capital assets.

8. CRO’s holding period with respect to RIT’s assets transferred pursuant to the Merger will include the period for which such assets were held by RIT.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 12 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/  SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP